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                                                                    EXHIBIT 18.1

     Advance Stores Company, Incorporated
     5637 Airport Road
     Roanoke, Virginia 24012


     Re: Form 10-K Report for the year ended December 29, 2001.


     This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant's independent accountants whenever there has been a change in accounting principle or practice.

     As of December 31, 2000, the Company began recognizing cooperative advertising funds received from vendors for which the vendor does not require proof of advertising as a reduction to the cost of inventory acquired from the vendor. The Company previously accounted for all cooperative advertising funds received from vendors as a reduction to selling, general and administrative expenses as advertising expenses were incurred. According to the management of the Company, this change was made to better align the reporting of these payments with the Company's and the vendors' use of these payments as reductions to the price of inventory acquired from the vendors.

     A complete coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is to a preferable method. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this manner.

     We are of the opinion that the Company's change in method of accounting is to an acceptable alternative method of accounting, which, based upon the reasons stated for the change and our discussions with you, is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgment and business planning of your management.

Very truly yours,

/s/ Arthur Andersen LLP.